Exhibit 8.2

June 12, 2012

World Heart Corp.

4750 Wiley Post Way, Suite 120

Salt Lake City, UT 84116

Ladies and Gentlemen:

We are acting as counsel for World Heart Corporation, a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of Ocean Acquisition Holding Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of HeartWare International, Inc., a Delaware corporation (the “Parent”), with and into the Company. The Merger will be consummated under the laws of the State of Delaware and in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of March 29, 2012 (the “Merger Agreement”), among Parent, Merger Sub and the Company. In connection with the registration statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to the common shares of Parent to be issued to holders of shares of the common stock of the Company pursuant to the Merger, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the Merger Agreement

For purposes of our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Registration Statement, including Exhibits thereto, and such other documents and corporate records as we have deemed necessary or appropriate. We have assumed (without any independent investigation or review thereof) that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement (and that no transaction or condition discussed therein and affecting this opinion will be waived by any party) (ii) the Merger will be effective under applicable state law, (iii) the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, (iv) the parties have complied with, and, if applicable, will continue to comply with the covenants and agreements contained in the Merger Agreement, (v) the statements as to factual matters contained in the Registration Statement are true, correct and complete, and will continue to be true, correct and complete through the effective time of the Merger, and (vi) the tax opinion provided by Shearman & Sterling LLP has been concurrently delivered and not withdrawn.

In addition, we have relied on the representations made by the Company in the Company Tax Representation Letter and the Parent in the Parent Tax Representation Letter

(collectively, the “Representation Letters”) delivered to us for purposes of this opinion, and we have assumed (without any independent investigation or review thereof) that the representations made in the Representation Letters are true, correct and complete as of the date hereof, and will continue to be true, correct and complete through the effective time of the Merger and, with respect to any representations and warranties in any of the foregoing that are made “to the knowledge of” or “based on the belief of” Parent, the Company, or any other person or are similarly qualified, we have assumed that such representations and warranties are accurate, in each case, without such qualification. We have also assumed that Parent, Merger Sub and Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. Finally, for purposes of our opinion that the Merger will be treated as a reorganization, we have assumed that Parent will not exercise the Parent Cash Election. If any of our assumptions described above are untrue in any material respect for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement, our opinion expressed below may be adversely affected and may not be relied upon.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; provided, however, that if Parent exercises the Parent Cash Election, the Merger will not qualify as a reorganization within the meaning of Section 368(a) of the Code and in such case gain or loss generally will be recognized by a holder exchanging Company stock for consideration pursuant to the Merger.

No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions and accuracy of the representations relied upon by us in rendering the opinion described herein. Furthermore, our opinion is based upon current United States federal income tax law and administrative practice and, if there is any subsequent change in such law or practice or in the facts and circumstances surrounding the Merger or in the accuracy of the statements, facts, assumptions or representations upon which we have relied, the opinion expressed herein may become inapplicable. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references to us under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”; however, in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Cooley LLP